Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1)

The undersigned acknowledge and agree that the Schedule 13D to which this agreement relates is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D to which this agreement relates shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: June 16, 2017

MELCO INTERNATIONAL DEVELOPMENT LIMITED

	By:	/s/ EVAN ANDREW WINKLER
	Name:	Evan Andrew Winkler
	Title:	Director

EGT ENTERTAINMENT HOLDING LIMITED

	By:	/s/ EVAN ANDREW WINKLER
	Name:	Evan Andrew Winkler
	Title:	Director

HO, LAWRENCE YAU LUNG

	By:	/s/ HO, LAWRENCE YAU LUNG

EGT NEVADA HOLDING INC.

	By:	/s/ Tam Chi Wai, Dennis
	Name:	Tam Chi Wai, Dennis
	Title:	Director